Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Jackie Smith 803-231-3486

South State Bank Announces $2.7 million Employee Bonus

Columbia, SC –  (January 26, 2018) – South State Bank is pleased to announce that as a result of excellent financial performance and the recent federal tax reform efforts, it will be rewarding its teams with $2.7 million.

South State will distribute $1,000 to full-time employees and $500 to part-time employees on Feb.  9 and will benefit more than 2,800 South State employees.

“Last year was an excellent year for South State. The performance of the company, along with the recent tax reform provide a great opportunity to share in this success,” said Robert R. Hill, Jr., CEO, South State Corporation.  “We are pleased that this payment will reach over 2,800 outstanding members of our team. Along with investing in our team, we will also invest in hiring talent and will fund investment in technology to provide enhanced solutions for our customers.”

South State recently announced the completion of its merger with Park Sterling, bringing total assets to more than $14 billion and providing increased accessibility and convenience for its customers across the Carolinas, Georgia and Virginia.

South State Corporation (NASDAQ: SSB) is a financial services company headquartered in Columbia, South Carolina, with over $14 billion in assets. South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage and wealth management solutions throughout the Carolinas, Georgia and Virginia. South State has served customers since 1934. Additional information is available at SouthStateBank.com.

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